EXHIBIT 4.3

The Form of Common Stock Purchase Warrant filed with BLSI’s Registration Statement on Form S-3 (No. 333-40408) was issued to the following persons with the following terms:

Received By	Date Issued	Number of Shares	Exercise Price	Expiration Date
Alexandros Partners LLC	October 2002	100,000	$2.50	October 2007
Alexandros Partners LLC	October 2002	50,000	$3.50	October 2007
Celia Kupferberg	October 2002	10,000	$2.50	October 2007
Celia Kupferberg	October 2002	5,000	$3.50	October 2007
Celia Kupferberg	July 2002	5,000	$2.16	July 2007
Robert Licho	April 2003	10,000	$1.00	April 2013